UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005, the Board of Directors of Wireless Facilities, Inc. (the “Company”) approved, subject to certain limited conditions, the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that are held by employees, and which have an exercise price per share equal to or greater than $6.50. The acceleration is effective as of December 30, 2005, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, will be given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option.  Options to purchase approximately 316,239 shares of common stock will be subject to this acceleration.  The number of shares subject to the accelerated options will remain unchanged.

In addition, on December 21, 2005, the Board of Directors of the Company approved, subject to certain limited conditions, the amendment of all outstanding stock option grants under the Company’s 1999 Equity Incentive Plan and 2000 Nonstatutory Stock Option Plan (collectively, the “Option Plans”), with an exercise price per share greater than 120% of the closing market price of the Company’s common stock on December 29, 2005 to provide that, as of December 30, 2005, the exercise price of each outstanding stock option under the Option Plans shall be reduced to 120% of the closing price of the Company’s common stock as reported on the NASDAQ National Market on December 29, 2005; provided, however, that the holder of such outstanding stock option is an employee of the Company on December 30, 2005, but excluding (i) employees of the Company that are categorized as project staff associates and (ii) employees who have, prior to December 30, 2005, given notice to, or received notice from, the Company terminating their employment on a date or time period after December 30, 2005.

The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board (“FAS 123”), becomes effective for reporting periods beginning in January 2006.  Assuming that no holders of incentive stock options elect to decline the acceleration, the future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $0.8 million (none of which is attributable to options held by executive officers).  The Company will report the avoided future expense in its fourth quarter fiscal 2005 financial statements as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.  In addition, because the repricing will occur in lieu of additional option grants in 2006 of approximately 2.5 million shares for certain of the Company’s employees (the “2006 Option Grants”), the repricing enables the Company to significantly offset the dilutive impact of the 2006 Option Grants by reducing both the FAS 123 compensation expense for future option grants as well as the dilution to the Company’s outstanding share amount.

The Company expects no negative financial impact will result from either the acceleration or repricing of these options.  Further, because these options have exercise prices in excess of current market values (are “underwater”), they are not achieving their original objectives of incentive compensation and employee retention. The Company believes that the acceleration and repricing of these underwater options may have a positive effect on employee morale and retention.

The option acceleration and repricing is further described in the press release issued by the Company on December 27, 2005, a copy of which is filed herewith as Exhibit 99.1.  The table attached as Exhibit 99.2 summarizes the outstanding options subject to accelerated vesting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press Release of Wireless Facilities, Inc. issued on December 27, 2005.

99.2         Summary of Options Subject to Acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: December 27, 2005	/s/ Deanna Holm Lund
Deanna Holm Lund
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release of Wireless Facilities, Inc. issued on December 27, 2005.
Exhibit 99.2	Summary of Options Subject to Acceleration.